Exhibit 99.1
News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com
EnPro Industries Reports 15% Growth in Third Quarter Sales
•	Third quarter 2006 sales reached $228.6 million, EnPro’s highest quarterly sales

•	Organic sales growth of 10% was augmented by acquisitions and favorable foreign exchange

•	Net loss of $0.20 a share includes increased asbestos-related expense

•	Earnings per share before asbestos-related expense and other significant items increased 10% over the third quarter of 2005

•	Sealing Products and Engineered Products segments continue to benefit from strong markets

•	New asbestos claims against EnPro subsidiaries declined to pre-1987 levels
CHARLOTTE, N.C., October 31, 2006 — EnPro Industries (NYSE: NPO) today reported a net loss of $4.3 million, or $0.20 a share, for the third quarter of 2006, compared to net income of $10.0 million, or $0.47 a share, in the third quarter of 2005. Net income in 2006 was reduced by asbestos-related expenses of $0.83 a share, compared to $0.19 a share in 2005. Net income in 2006 was reduced by an additional $0.09 a share due to cost increases associated with long-term contracts in the Engine Products and Services segment.
Before asbestos-related expenses and other significant items, income in the third quarter of 2006 was $0.64 a share, a 10% increase over 2005, despite the effect of the cost increases.
A table showing the effect of asbestos-related expenses and other significant items on net income and earnings per share is attached to this earnings release. Per share amounts are expressed on a diluted basis throughout the release.
Sales in the third quarter of 2006 reached a record level for any quarter since EnPro became an independent company in 2002. They improved by 15% compared to the third quarter of 2005 as higher levels of activity in many of the company’s businesses contributed growth of 10%, while acquisitions and favorable foreign exchange added 5%.
“Our operations turned in another very good quarter, aside from the Engine Products and Services segment,” said Ernie Schaub, president and chief executive officer. “We capitalized on healthy markets and higher volumes, increased efficiencies and an improved pricing environment for many of our products. Our cash flows were strong, enabling us to invest in our businesses for long-term growth. We benefited from four recent acquisitions that strengthen growing parts of our company, and we remain committed to the execution of our management strategies in a manner that we believe will continue to build long-term value for our shareholders.
“Higher asbestos-related expenses led to a significant decline in earnings in the third quarter,” said Schaub. “Asbestos-related expenses reflect fees and expenses incurred during the quarter and an increase in the estimate of Garlock’s future asbestos liability. Previously, we would have allocated much of these expenses to insurance, but because our insurance is fully allocated, they now result in charges to earnings.”
For the first nine months of 2006, EnPro reported net income of $14.7 million, or $0.68 a share. These results compare to net income of $41.1 million, or $1.93 a share, in the first nine months of 2005. Net income in the first nine months of 2006 was reduced by asbestos-related expenses of $1.57 a share, compared to $0.39 a share in 2005. Before asbestos-related expenses and other significant items, income in the first nine months of 2006 was $2.27 a share, an increase of 23% from 2005.
Sales in the first nine months of 2006 increased 8% over the same period in 2005, reaching $683.6 million. In the period a year ago, sales were $631.5 million. Stronger markets for the company’s Sealing Products and Engineered Products businesses were the primary reason for the increase. Sales in the company’s Engine Products and Services segment declined because of lower engine shipments compared to the first nine months of 2005.
Sealing Products
Sales in the Sealing Products segment improved by 11% over the third quarter of 2005 reflecting increased activity in the segment’s markets and the acquisition of Amicon Plastics in the third quarter of 2006. The acquisition and favorable foreign exchange rates accounted for about five percentage points of the increase in sales. Within the segment, Garlock Sealing Technologies benefited from the strength of North American industrial markets, increased demand from oil and gas markets served by Pikotek and improvements in European markets. Stemco’s sales increased as demand from heavy-duty truck fleet operators and original equipment manufacturers grew.

($ Millions)
Quarter Ended	9/30/06	9/30/05

Sales	$107.3	$97.0
Profit	$17.9	$16.9
Margin	16.7%	17.4%

The segment’s profits improved by 6%, but profit margins declined to 16.7% from 17.4% a year ago. Garlock Sealing Technologies’ profits and profit margins increased as volumes grew and pricing for certain products improved. Segment profits also benefited from the addition of Amicon. However, Stemco’s profits and margins declined as a result of a less profitable product mix and increased costs. Segment profits and profit margins were also impacted by reduced productivity at Garlock Rubber Technologies (GRT) and higher restructuring expenses associated with Garlock Sealing Technologies’ facility modernization.
For the first nine months of 2006, the Sealing Products segment’s sales grew by 8% as activity increased throughout the segment. Profits improved at all operations in the segment except GRT, where productivity decreased. Profit margins declined slightly reflecting the performance of GRT, product mix at Stemco and higher restructuring costs associated with Garlock’s Palmyra facility modernization.

($ Millions)
Nine Months Ended	9/30/06	9/30/05

Sales	$323.6	$299.2
Profit	$57.5	$53.7
Margin	17.8%	17.9%

Engineered Products
The Engineered Products segment reported record third quarter sales, profits and profit margins in 2006. Sales improved by 17% over the third quarter of 2005, led by Quincy Compressor which continued to benefit from strong industrial and energy-related markets in North America. GGB Bearing Technology’s sales improved as demand grew in its European markets and sales at France Compressor Products grew as that business benefited from the inclusion of compressor service businesses acquired earlier in 2006. The acquisitions and favorable foreign exchange accounted for four percentage points of the increase in the segment’s sales.

($ Millions)
Quarter Ended	9/30/06	9/30/05

Sales	$97.2	$82.8
Profit	$15.0	$10.0
Margin	15.4%	12.1%

Profits in the segment were 50% higher than in the third quarter of 2005 and profit margins reached 15.4%. The performance of Quincy Compressor was the primary factor behind the improvement in both profits and profit margins, but all other operations in the segment also improved, reflecting higher volumes, favorable pricing for certain products, improved operating efficiencies and the benefits of acquisitions.
For the first nine months of the year, the Engineered Products segment reported a 12% increase in sales, reflecting strength in Quincy Compressor’s markets as well as improvements at France Compressor Products and GGB. Profits and profit margins also increased, reflecting higher volumes and improved performance at all three of the segment’s business units.

($ Millions)
Nine Months Ended	9/30/06	9/30/05

Sales	$294.9	$263.4
Profit	$48.0	$35.1
Margin	16.3%	13.3%

Engine Products and Services
Sales in the Engine Products and Services segment grew by 20% over 2005 as shipments increased at Fairbanks Morse Engine. However, the segment reported a loss in the quarter because of a $3.1 million increase in costs associated with long-term contracts to supply engines to U.S. Navy shipbuilding programs.

($ Millions)
Quarter Ended	9/30/06	9/30/05

Sales	$24.2	$20.1
Profit (Loss)	($1.8)	$0.9
Margin	n/a	4.5%

The segment’s sales for the first nine months of 2006 were about 6% lower than they were a year ago as engine shipments decreased and parts and services sales declined. Both periods included similar cost increases on engine contracts; however, 2005 benefited from a stronger mix of higher margin parts and service work.

($ Millions)
Nine Months Ended	9/30/06	9/30/05

Sales	$65.8	$70.1
Profit	($0.1)	$1.9
Margin	n/a	2.7%

Cash Flows
At September 30, 2006, EnPro had unrestricted cash balances of $138.0 million, including about $40 million that was previously classified as restricted cash. The restricted cash was used as collateral for appeal bonds and was released in the second and third quarters of 2006 in connection with the settlement of adverse verdicts rendered against Garlock Sealing Technologies in prior years.
During the first nine months of 2006, capital spending was $30.3 million, while spending on acquisitions was $27.3 million.
Net cash outflows for asbestos claims and expenses after insurance recoveries increased to $35.7 million in the first nine months of 2006, compared to $30.0 million in the first nine months of 2005. Although payments of settlements and expenses were lower in 2006 compared to 2005, insurance collections also declined from the prior year, when the company collected a significant amount of delinquent insurance. Payments in 2006 included significant amounts for verdicts rendered in prior years.
Asbestos Claims and Insurance
New asbestos claims filed against EnPro subsidiaries in the first nine months of 2006 declined by 45% from the first nine months of 2005, continuing a consistent pattern of significant reductions in new claims filings that began in the second half of 2003. Over the past 12 months, new filings are lower than in any calendar year since before 1987.
Asbestos-related expenses were $28.7 million in the third quarter, compared to $6.5 million in the third quarter of 2005. As previously noted, the increase reflects the full allocation of insurance to pending and estimated future claims during the second quarter of 2006. At the end of the third quarter, EnPro had $490.3 million of solvent insurance available for the payment of asbestos claims and expenses against its subsidiaries.
The company recently reached an agreement in principle that would resolve a three-year old dispute with a group of related insurers in the United States. The company anticipates the agreement will become final in the fourth quarter and result in payments of the full amount of the insurance over the next several years.
The potential asbestos liability of EnPro’s subsidiaries is recorded at the low end of a broad range of estimated liabilities, which is reviewed and updated quarterly by an outside expert. A review of assumptions used in the expert’s model during the third quarter and recent developments regarding asbestos claims confirmed the continued validity of the range. The breadth of the range, which remained relatively unchanged from the end of the second quarter at $279 million to $623 million, reflects uncertainty about the potential impact of more than $30 billion that will become available for the payment of claims from trusts being set up in connection with the bankruptcy of other asbestos defendants. The company will continue to work with the expert to monitor the developments and assumptions on which the range is based.
Outlook
“We have benefited from strong industrial markets throughout 2006, and we expect the current levels of activity to continue during the fourth quarter of the year,” said Schaub. “We expect our operations to continue to provide strong cash flows, which will allow us to invest in our businesses and to explore opportunities for acquisitions. However, asbestos-related net cash outflows after insurance recoveries will increase over 2005. Last year, we collected a large amount of delinquent insurance early in the year, while some of the insurance we anticipated collecting this year will now be deferred into 2007 as a result of our recent insurance settlement. Even so, we expect total settlements, fees and expenses before the recovery of insurance to be about the same in 2006 as they were in 2005, despite the payment this year of approximately $14 million for verdicts that were rendered in previous years.
“Strong markets, combined with contributions from our recent acquisitions should lead to an increase in sales over the fourth quarter of 2005,” Schaub said. “Higher sales, combined with improvements in operational efficiency, the benefits of our acquisitions and better pricing, should improve both segment profits and segment profit margins in the fourth quarter of 2006 compared to the fourth quarter of 2005.”
Conference Call Information
EnPro will hold a conference call today, October 31, at 9:00 a.m. Eastern Time to discuss third quarter earnings. To participate in the call, dial (800) 811-0667 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 6434930.

Forward Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005, and the Form 10-Q for the quarter ended June 30, 2006, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005

Sales	$228.6	$199.6	$683.6	$631.5

Operating costs and expenses:
Cost of sales	156.7	133.7	455.9	422.7
Selling, general and administrative expenses	47.7	44.4	145.9	141.1
Asbestos-related expenses	28.7	6.5	54.3	13.3
Other	1.3	0.1	2.1	0.4

Total operating costs and expenses	234.4	184.7	658.2	577.5

Operating income (loss)	(5.8)	14.9	25.4	54.0

Interest expense	(2.1)	(2.3)	(6.1)	(6.8)
Interest income	1.2	0.6	3.6	2.1
Other income	—	2.4	0.3	14.9

Income (loss) before income taxes	(6.7)	15.6	23.2	64.2

Income tax benefit (expense)	2.4	(5.6)	(8.5)	(23.1)

Net income (loss)	$(4.3)	$10.0	$14.7	$41.1

Basic earnings per share	$(0.20)	$0.48	$0.71	$1.99

Average common shares outstanding (millions)	20.9	20.7	20.9	20.7

Diluted earnings per share	$(0.20)	$0.47	$0.68	$1.93

Average common shares outstanding (millions)	21.6	21.3	21.6	21.3

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2006 and 2005
(Stated in Millions of Dollars)

	2006	2005

Operating activities
Net income	$14.7	$41.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.7	17.9
Amortization	6.2	5.4
Deferred income taxes	0.4	13.2
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos receivables, net of liabilities	18.6	(16.7)
Receivables	(11.1)	(9.9)
Inventories	(13.2)	(10.5)
Accounts payable	4.9	(4.2)
Other current assets and liabilities	1.2	(5.3)
Other non-current assets and liabilities	1.1	(1.5)

Net cash provided by operating activities	42.5	29.5

Investing activities
Purchases of property, plant and equipment	(30.3)	(19.0)
Receipts from (deposits into) restricted cash accounts	39.8	(41.1)
Payments in connection with acquisitions of businesses	(27.3)	(1.6)
Other	1.2	0.3

Net cash used in investing activities	(16.6)	(61.4)

Financing activities
Proceeds from issuance of common stock	0.6	0.9
Other	0.1	1.2

Net cash provided by financing activities	0.7	2.1

Effect of exchange rate changes on cash and cash equivalents	1.9	(1.4)

Net increase (decrease) in cash and cash equivalents	28.5	(31.2)
Cash and cash equivalents at beginning of year	109.5	108.0

Cash and cash equivalents at end of period	$138.0	$76.8

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4.3	$6.9
Income taxes	$8.1	$9.9
Payments for asbestos-related claims, net of insurance claims	$35.7	$30.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of September 30, 2006 and December 31, 2005
(Stated in Millions of Dollars)

	September 30,	December 31,
	2006	2005

Current assets
Cash and cash equivalents (unrestricted)	$138.0	$109.5
Accounts and notes receivable	134.3	114.0
Asbestos insurance receivable	99.7	104.7
Inventories	82.2	65.0
Other current assets	20.6	23.1

Total current assets	474.8	416.3

Property, plant and equipment	164.1	147.7
Goodwill	160.2	144.7
Other intangible assets	70.4	62.5
Asbestos insurance receivable	390.6	388.1
Restricted cash	1.3	41.1
Other assets	78.0	75.8

Total assets	$1,339.4	$1,276.2

Current liabilities
Accounts payable	$62.7	$55.6
Asbestos liability	61.7	81.6
Other accrued expenses	77.2	70.4

Total current liabilities	201.6	207.6

Long-term debt	186.2	185.2
Deferred income taxes	20.8	23.3
Retained liabilities of previously owned businesses	28.9	28.2
Environmental liabilities	27.5	27.7
Asbestos liability	225.7	189.7
Other liabilities	76.5	74.6

Total liabilities	767.2	736.3

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	416.7	411.4
Retained earnings	132.6	117.9
Accumulated other comprehensive income	24.2	12.0
Common stock held in treasury, at cost	(1.5)	(1.6)

Total shareholders’ equity	572.2	539.9

Total liabilities and shareholders’ equity	$1,339.4	$1,276.2

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Stated in Millions of Dollars)
Sales

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sealing Products	$107.3	$97.0	$323.6	$299.2
Engineered Products	97.2	82.8	294.9	263.4
Engine Products and Services	24.2	20.1	65.8	70.1

	228.7	199.9	684.3	632.7
Less intersegment sales	(0.1)	(0.3)	(0.7)	(1.2)

	$228.6	$199.6	$683.6	$631.5

Segment Profit

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sealing Products	$17.9	$16.9	$57.5	$53.7
Engineered Products	15.0	10.0	48.0	35.1
Engine Products and Services	(1.8)	0.9	(0.1)	1.9

	$31.1	$27.8	$105.4	$90.7

Segment Profit Margin

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sealing Products	16.7%	17.4%	17.8%	17.9%
Engineered Products	15.4%	12.1%	16.3%	13.3%
Engine Products and Services	N/A	4.5%	N/A	2.7%

	13.6%	13.9%	15.4%	14.4%

Reconciliation of Segment Profit to Net Income (Loss)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Segment profit	$31.1	$27.8	$105.4	$90.7
Corporate expenses	(7.6)	(6.0)	(22.8)	(19.9)
Asbestos-related expenses	(28.7)	(6.5)	(54.3)	(13.3)
Interest expense, net	(0.9)	(1.7)	(2.5)	(4.7)
Other income (expense), net	(0.6)	2.0	(2.6)	11.4

Income (loss) before income taxes	(6.7)	15.6	23.2	64.2
Income tax benefit (expense)	2.4	(5.6)	(8.5)	(23.1)

Net income (loss)	$(4.3)	$10.0	$14.7	$41.1

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Significant Items to Net Income (Unaudited)
For the Quarters and Nine Months Ended September 30, 2006 and 2005
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended September 30,
	2006		2005
	$	Per share	$	Per share
Income before asbestos-related expenses and other significant items	$13.8	$0.64	$12.4	$0.58

Adjustments:

Asbestos-related expenses	(18.0)	(0.83)	(4.1)	(0.19)

Mark-to-market adjustment for call options	—	—	1.5	0.07

Restructuring and other costs	(0.1)	(0.01)	—	—

Tax accrual adjustments	—	—	0.2	0.01

Impact — increase (decrease)	(18.1)	(0.84)	(2.4)	(0.11)

Net income (loss)	$(4.3)	$(0.20)	$10.0	$0.47

	Nine Months Ended September 30,
	2006		2005
	$	Per share	$	Per share
Income before asbestos-related expenses and other significant items	$49.1	$2.27	$39.4	$1.85

Adjustments:

Asbestos-related expenses	(34.0)	(1.57)	(8.3)	(0.39)

Crucible back-up trust adjustment	—	—	6.9	0.32

Restructuring and other costs	(0.4)	(0.02)	(0.2)	(0.01)

Mark-to-market adjustment for call options	—	—	2.4	0.11

Tax accrual adjustments	—	—	0.9	0.05

Impact — increase (decrease)	(34.4)	(1.59)	1.7	0.08

Net income	$14.7	$0.68	$41.1	$1.93

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount and presentation of each of the other items is as follows: asbestos-related expenses ($28.7 million and $54.3 million for the quarter and nine months ended September 30, 2006, respectively, and $6.5 million and $13.3 million for quarter and nine months ended September 30, 2005, respectively), the restructuring and other costs ($0.1 million and $0.7 million for the quarter and nine months ended September 30, 2006, respectively, and $0.1 million and $0.4 million for the quarter and nine months ended September 30, 2005, respectively) are included in other (operating expenses) and other income and the Crucible back-up trust adjustment ($11.0 million) and the mark-to-market adjustment for call options ($2.4 million and $3.9 million for the quarter and nine months ended September 30, 2005, respectively) are included in other income. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.6 million and 21.3 million for the quarters ended September 30, 2006 and 2005, respectively, and 21.6 million and 21.3 million for the nine months ended September 30, 2006 and 2005, respectively).